Exhibit 99.1

FOR RELEASE ON OCTOBER 29, 2015 AT 4:05 PM ET

TESARO ANNOUNCES THIRD-QUARTER 2015 OPERATING RESULTS

•                  VARUBI™ (oral rolapitant) approved by U.S. FDA; commercial launch planned for mid-November

•                  VARUBI™ added to National Comprehensive Cancer Network (NCCN) Antiemesis Guidelines with a Category 1 Level of Evidence and Consensus

•                  Patient treatment continues in the Phase 3 NOVA trial of niraparib; based upon the observed event rate, top-line data is now anticipated to become available in Q2 2016

•                  Clinical trials for anti-PD-1 and anti-TIM-3 antibody candidates planned to initiate in 1H 2016

•                  Cash and cash equivalents totaled $302.5 million as of September 30, 2015

WALTHAM, Mass., Oct 29, 2015 — TESARO, Inc. (NASDAQ:TSRO), an oncology-focused biopharmaceutical company, today reported operating results for third-quarter 2015 and provided an update on the Company’s development programs.

“The FDA approval of TESARO’s first product, VARUBI™, offers a new treatment option for patients with cancer who are affected by nausea and vomiting caused by chemotherapy and represents a significant milestone for TESARO,” said Lonnie Moulder, CEO of TESARO.  “Our field organization is fully in place, and we look forward to providing VARUBI™ to patients in mid-November.  In addition to VARUBI™, we are building a franchise around niraparib in ovarian cancer, and we are enthusiastic about the potential to expand our development program for this molecule to include several new tumor types.  The Phase 3 NOVA trial of niraparib was initiated more than two years ago, and patient enrollment completed seven months ago.  Based upon a recently completed HRD assessment of tumor samples and a greater than anticipated duration of treatment, we now look forward to top-line data from NOVA in the second quarter of 2016.  We are very optimistic about the potential of niraparib for patients with ovarian, breast and other cancers.”

Recent Business Highlights

•                  On September 1, 2015, the U.S. Food and Drug Administration (FDA) approved VARUBI™ (oral rolapitant), in combination with other antiemetic agents in adults, for the prevention of delayed nausea and vomiting associated with initial and repeat courses of emetogenic cancer chemotherapy, including, but not limited to, highly emetogenic chemotherapy.

•                  The National Comprehensive Cancer Network (NCCN) added VARUBI™ to the NCCN Clinical Practice Guidelines in Oncology (NCCN Guidelines®) Antiemesis Version 2.2015 as a recommended option, in combination with other antiemetic agents, for patients receiving both high emetic risk intravenous chemotherapy (HEC) and moderate emetic risk intravenous chemotherapy (MEC). Category 1, the highest level category of evidence and consensus, was granted to rolapitant for both HEC and MEC chemotherapy.

•                  The TESARO field organization is now over 120 associates strong and includes sales management, area managers, corporate account directors, medical science liaisons, and clinical nurse educators.  Preparation is ongoing to support the successful U.S. commercial launch of VARUBI™ in mid-November.

•                  The planned intravenous (IV) rolapitant clinical program is now complete, and following a pre-NDA meeting with the U.S. FDA, a New Drug Application (NDA) will be submitted.

•                  An assessment of the patient tumor samples collected from patients enrolled in the Phase 3 NOVA trial of niraparib was recently completed using the myChoice™ HRD test in preparation for progression-free survival (PFS) endpoint analysis. As anticipated, results from this testing determined that approximately 50% of patients enrolled in the non-gBRCA cohort have HRD-positive tumors.

•                  Based on the observed event rate, new estimates for the NOVA timing of PFS events indicate that top-line PFS results for NOVA are now expected to be available in Q2 2016.

•                  Enrollment of the QUADRA trial of niraparib for the treatment of patients with ovarian cancer who have received three or more prior lines of chemotherapy is now more than 50 percent complete.

•                  Antibody drug candidates targeting PD-1, TIM-3, and LAG-3 continue to advance, and Investigational New Drug (IND) application preparations are underway for TSR-042 and TSR-022, our anti-PD-1 and anti-TIM-3 antibody candidates.

•                  The Phase 1/2 clinical trial of TSR-011 has been discontinued, and resources are being reprioritized to support development programs for niraparib and our immuno-oncology candidates.

Third Quarter 2015 Financial Results

•                  TESARO reported a net loss of $66.6 million, or ($1.66) per share, for the third quarter of 2015, compared to a net loss of $36.2 million, or ($1.01) per share, for the third quarter of 2014.

•                  Research and development expenses increased to $40.1 million for the third quarter of 2015, compared to $29.9 million for the third quarter of 2014, driven primarily by higher costs related to expanded development activities and increased headcount.

•                  Selling, general, and administrative expenses increased to $22.8 million for the third quarter of 2015, compared to $6.3 million for the third quarter of 2014, primarily due to pre-launch commercial activities in support of VARUBI™, increased commercial headcount, and higher professional service fees.

•                  Operating expenses, as described above, include total non-cash, stock-based compensation expense of $8.1 million for the third quarter of 2015, compared to $2.9 million for the third quarter of 2014.

•                  As of September 30, 2015, TESARO had approximately $302.5 million in cash and cash equivalents and approximately 40.0 million outstanding shares of common stock. TESARO expects cash utilization to be in the mid- to high-$50 million range for the fourth quarter of 2015, excluding a $15 million milestone payment that will be due upon the first commercial sale of VARUBI™, which is expected to occur in November.

Corporate Objectives

TESARO anticipates achieving the following key objectives:

•                  Launch VARUBI™ into the U.S. market in mid-November 2015;

•                  Submit the NDA for IV rolapitant in Q1 2016;

•                  Submit the oral rolapitant Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) in Q2 2016;

•                  Report top-line data from the Phase 3 NOVA trial of niraparib in Q2 2016;

•                  Report top-line data from the QUADRA trial of niraparib in Q2 2016;

•                  Submit the niraparib NDA in 2H 2016;

•                  Continue to enroll the Phase 3 BRAVO trial of niraparib in breast cancer patients with germline BRCA mutations through 2016;

•                  Initiate enrollment in the niraparib/KEYTRUDA® (pembrolizumab) combination trial in Q1 2016;

•                  Initiate enrollment in the Phase 3 clinical trial of niraparib in first line ovarian cancer (PRIMA) in Q1 2016;

•                  Advance the development of TSR-042 (anti-PD-1 antibody) to support submission of an IND application to the U.S. FDA at year-end 2015; and

•                  Advance the IND-enabling studies for TSR-022 (anti-TIM-3 clinical candidate) to support submission of an IND application in Q2 2016.

Today’s Conference Call and Webcast

TESARO will host a conference call to discuss the Company’s third quarter operating results and provide an update on the Company’s development programs today at 4:15 P.M. Eastern time. The accompanying slide presentation and live webcast of the conference call can be accessed by visiting the TESARO website at www.tesarobio.com. The call can be accessed by dialing (877) 853-5334 (U.S. and Canada) or (970) 315-0307 (international). A replay of the webcast will be archived on the Company’s website for 30 days following the call.

About TESARO

TESARO is an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by acquiring, developing, and commercializing safer and more effective therapeutics. For more information, visit www.tesarobio.com.

Investor/Media Contact:

Jennifer Davis

+1.781.325.1116 or jdavis@tesarobio.com

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our optimism regarding niraparib’s potential in multiple tumor types and its impact on patient care, expected range of cash utilization for the fourth quarter of 2015, our expectation to have NOVA and QUADRA data in the second quarter of 2016, the expected timing of the oral rolapitant MAA filing, the timing of the submission of the NDA for IV rolapitant, and other regulatory filings with respect to our product candidates, the expected timing of the VARUBI™ commercial launch, the expected timing of data from our various clinical trials, our plans regarding future clinical trials with niraparib, statements regarding our various 2015 corporate objectives, the estimated time periods when we expect clinical trials to commence or be completed, and statements regarding our expectations about the timing of both the selection of clinical candidates from our immuno-oncology programs and the commencement of clinical testing for those candidates. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our research and pre-clinical development programs, clinical development programs, future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the execution and completion of clinical trials, uncertainties surrounding the timing of availability of data from our clinical trials, ongoing discussions with and actions by regulatory authorities, patient accrual rates for clinical trials, and other matters that could affect the timing of availability of data from or initiation of our clinical trials, uncertainties regarding regulatory approvals, uncertainties regarding certain expenditures, and other matters that could affect the availability or commercial potential of our drug candidates. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Annual Report on Form 10-K for the year ended December 31, 2014.

TESARO, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015

License revenue	$—	$87	$—	$87

Expenses:
Research and development (1)	29,925	40,063	88,611	112,538
Selling, general and administrative (1)	6,263	22,766	16,538	50,791
Acquired in-process research and development	—	—	17,900	1,000
Total expenses	36,188	62,829	123,049	164,329
Loss from operations	(36,188)	(62,742)	(123,049)	(164,242)
Interest income (expense), net	(38)	(3,844)	(28)	(11,407)
Net loss	$(36,226)	$(66,586)	$(123,077)	$(175,649)

Net loss per share applicable to common stockholders - basic and diluted	$(1.01)	$(1.66)	$(3.45)	$(4.49)

Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	36,029	40,038	35,627	39,129

(1) Expenses include the following amounts of non-cash stock-based compensation expense:

Research and development	$1,187	$3,783	$3,551	$7,808
Selling, general and administrative	1,711	4,346	4,987	9,702

TESARO, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2014	September 30, 2015

Assets
Current assets:
Cash and cash equivalents	$256,861	$302,518
Accounts receivable	—	1,105
Inventories	—	476
Other current assets	1,735	4,435
Total current assets	258,596	308,534

Property and equipment, net	1,022	2,555
Other assets	4,284	3,778
Total assets	$263,902	$314,867

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,089	$5,617
Accrued expenses	16,750	33,473
Deferred revenues, current	—	500
Other current liabilities	1,526	3,061
Total current liabilities	24,365	42,651

Convertible notes, net	115,481	121,863
Deferred revenues, non current	—	413
Total liabilities	139,846	164,927

Total stockholders’ equity	124,056	149,940
Total liabilities and stockholders’ equity	$263,902	$314,867

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